Act File No. 333-XXXXX

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NATIONWIDE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
OHIO	63	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas E. Barnes, Esq.
SVP and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  (614) 249-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]
Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)
Smaller reporting Company [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Interests in Individual Contingent Immediate Annuity	*	*	$1,000,000	$39.30

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these Contracts are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INDIVIDUAL CONTINGENT IMMEDIATE INCOME ANNUITY CONTRACT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  1-800-848-6331
The date of this prospectus is May 1, 2008.

This prospectus describes individual contingent immediate annuity contracts referred to as Contracts, issued by Nationwide Life Insurance Company (Nationwide).  Please read this prospectus carefully and keep it for future reference.

The Contract has no cash value and does not provide a death benefit.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Contracts described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

The Contract:
•	Is NOT a bank deposit
•	Is NOT FDIC insured
•	Is NOT insured or endorsed by a bank or any government agency
•	Is NOT available in every state

TABLE OF CONTENTS

SUMMARY OF THE CONTRACTS	3
Introduction
Preliminary Note Regarding Terms Used in This Prospectus:
What is the Contract?
What if I am unsure about the Contract after I purchase it?
Can I cancel my Contract after the Examination Period?
How does my Contract generally work?
How do you determine how much I can withdrawal each year from my Contract?
How much will my Contract cost?
Will the Fees pay for this Contract reduce the growth of my Account Value?
How do I purchase a Contract? How Does It Relate to Envestnet?
What if I want to purchase a Contract for my Individual Retirement Account (IRA)?
What assets covered by the Guaranteed Lifetime Withdrawal Feature?
Are there any Optional Benefits?
RISK FACTORS	8
Your Account may perform well enough so that you may not need to utilize the guarantee.
You may die before receiving payments from us.
Your investment choices are limited by the Contract
You could cancel the Contract prior to a severe market downturn.
You may need to make withdrawals from Your Account that reduce or eliminate the guaranteed benefits provided by your Contract
We will not provide you notice if you take a withdrawal from Your Account or conduct a transaction with Your Account that reduces or eliminates the guarantees provided by the Contract
Contract Restrictions Minimize the Risk that your Account Value will be reduced to the Minimum Amount
The Fee will reduce the growth of Your Account.
Your Guaranteed Lifetime Withdrawal Base may never increase.
The assets in Your Account may be subject to your creditors, and your creditors may cause you to lose the benefits available through your Contract.
Envestnest no longer manages the assets in Your Account.
Claims Paying Ability of the Company
Tax Consequences
INVESTING IN THE CONTRACT	11
How are the Contract Anniversary Date and the Annuity Commencement Date Calculated?
What is a Valuation Day?
May I start taking payments of my Guaranteed Lifetime Withdrawal Amount immediately?
How and When are Increases to the Guaranteed Lifetime Withdrawal Base calculated?
Will increases in my Guaranteed Lifetime Withdrawal Base affect the Fees that I must pay?
How are Decreases to the Guaranteed Lifetime Withdrawal Base calculated?
What is an Early Withdrawal?
How does an Early Withdrawal affect my Guaranteed Lifetime Withdrawal Base?
What is an Excess Withdrawal?
How does an Excess Withdrawal affect my Guaranteed Lifetime Withdrawal Base?
What if my Account Value reaches the Minimum Amount before I reach age 65?
What are some things to consider in managing withdrawals from my Envestnet Account?
Guaranteed Lifetime Withdrawal Benefit Fee
Will I pay the same amount (in dollars) for the Contract every quarter?
Will the fees I pay for advice and other services impact my Account Value and the guarantees under my Contract?

i

Optional Benefit - Spousal Continuation Option
What is the Spousal Continuation Option?
How much does the Spousal Continuation cost and how is it deducted?
Why should I elect the Spousal continuation Option?
What are the requirements associated with this option?
Could I end up paying for the option but not receive a benefit from it?
PAYOUT PHASE UNDER THE CONTRACT	21
What is Guaranteed Lifetime Withdrawal Amount? When will I receive payments from Nationwide?
DEATH PROVISIONS UNDER THE CONTRACT	22
DIVORCE PROVISIONS UNDER THE CONTRACT	23
SUSPENSION AND TERMINATION PROVISIONS OF THE CONTRACT AND THE CONTRACTS	25
Suspension of the Contract
Termination of the Contract
MISCELLANEOUS PROVISIONS	26
Periodic Communications to Contract Owners
Amendments to the Contract
Assignment
Misstatements
DETERMINING WHETHER A CONTRACT IS RIGHT FOR YOU	27
FEDERAL INCOME TAX CONSIDERATIONS	28
Payment of the Fee.
Seek Tax Advice.
PREMIUM TAXES	30
TAX FREE EXCHANGES	30
STATEMENTS	31
CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE INDIVIDUAL CONTINGENT DEFERRED INCOME ANNUITY CONTRACT	31
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	31
LEGAL OPINION	32
EXPERTS	32
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	32
DEFINITIONS	33

Available Information

Nationwide Life Insurance Company files reports with the Securities and Exchange Commission (SEC) on Forms 10-Q, 10-K and 8-K.

The public may read and copy these reports at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Nationwide Life Insurance Company, that file electronically with the SEC (http://www.sec.gov).

ii

SUMMARY OF THE CONTRACTS

Introduction

The Contracts described in this prospectus are individual contingent immediate annuity contracts.

Preliminary Note Regarding Terms Used in This Prospectus:

Certain terms used in this prospectus have specific and important meanings. Some important terms are explained below, and we have tried to explain the meaning of other important terms the first time they are used in the prospectus. You will find in the back of this prospectus a listing of all of the terms, with the meaning of each term explained.

“We,” “us,” “our” or the “Company” means Nationwide Life Insurance Company.

“You” or “yours” means the owner, or if applicable, the joint owners, of the Contract described in this prospectus. The terms “you,” “yours,” “Owner,” and “Contract Owner” may be used interchangeably. If the Owner or Joint Owners of the Contract are individuals, each Owner is required to be named as a Contract Owner. Joint Contract Owners are permitted only when the Contract Owners are spouses as recognized by applicable Federal law.  If the Owner is a trust or other non-natural person, an individual must be named as Annuitant.

The following is a summary of the Contract. Unless otherwise noted, this prospectus assumes that you are the sole Contract Owner. You should read the entire prospectus in addition to this summary.

What is the Contract?

The Contract is issued pursuant to the terms of an Individual Contingent Immediate Annuity Contract which is offered to investors who have their investments managed by Envestnet Asset Management, Inc. (“Envestnet”). Envestnet is a wealth management firm founded in 1999 and provides a unified web-based platform of investment management solutions and integrated technology to help financial institutions and independent advisors deliver investment solutions to clients at all asset levels. Envestnet’s web-based platform provides financial advisors access to multiple investment programs, proposal generation tools and account management resources.

In order to purchase this Contract and receive the guarantees of this Contract, you must invest and remain invested in one or more of the following investments managed by Envestnet:

PMC Select Portfolios

•
The PMC Select Portfolios are assets allocation models created by Envestnet and are constructed by selecting from among six PMC Funds according to their stated objectives. Each of these underlying funds is a style-specific, benchmark-aware portfolio advised by PMC and sub-advised by multiple institutional asset managers chosen specifically for their style adherence and their perceived ability to outperform their respective benchmarks.

 PMC Select Portfolio - Conservative

 ·PMC Select Portfolios - Conservative is comprised of 45% equity and 55% fixed income.  The objective of the Conservative portfolio is to provide consistent performance relative to the underlying benchmark, with an emphasis on stability of returns through combining equities and fixed income.

PMC Select Portfolio - Conservative Growth

 ·PMC Select Portfolios – Conservative Growth is comprised of 60% equity and 40% fixed income.  The objective of the Conservative Growth portfolio is to provide consistent performance relative to the underlying benchmark, with an emphasis on stability of returns through combining equities and fixed income.

PMC Select Portfolio - Moderate

  ·PMC Select Portfolios – Moderate is comprised of 70% equity and 30% fixed income.  The objective of the Moderate portfolio is to provide consistent performance relative to the underlying benchmark, with an appropriate balance between equities and fixed income.

These investments as a group are hereinafter referred to as “Eligible Portfolios.”  The investments you choose from the list of Eligible Portfolios are hereinafter referred to as “Your Account.”

For more information about any of the Eligible Portfolios, please read the prospectuses, forms ADV or other required disclosure provided by your investment professional for each investment.

The Contract provides for a guaranteed minimum lifetime income (your “Guaranteed Lifetime Withdrawal Amount”) based on the value of Your Account when you first purchase the Contract with adjustments for additions and withdrawals (your “Guaranteed Lifetime Withdrawal Base”) regardless of how long you live or how the investments in Your Account perform, as long you meet the specified conditions of your Contract as described in this prospectus.

In the event that the value of the assets in Your Account (“Account Value”) falls below a specified minimum amount or you live to a certain age, we will make payments to you for the rest of your life.  The Guaranteed Lifetime Withdrawal Amount may increase based on your Account Value. It may also decrease based on the actions you take with Your Account as described in this prospectus.

The guarantees in your Contract are based on the age and life of the Annuitant.  Unless this Contract is issued to a trustee of a trust or a custodian of an IRA, the Annuitant is usually you, the owner of Your Account.

Envestnet is the investment advisor who manages the investments in the Eligible Portfolios.  The assets in Your Account are required to remain invested at all times in one of the designated Eligible Portfolios as discussed in this prospectus or your Contract may terminate and your Guaranteed Lifetime Withdrawal Amount may be reduced to zero.

Nationwide is not affiliated with Envestnet, your broker or your registered representative and does not manage Your Account.

What if I am unsure about the Contract after I purchase it?

After you purchase and receive the Contract, you have up to 30 days to cancel your Contract.  We call this your “Examination Period.”  In order to cancel your Contract you must provide us with written notice of your cancellation within 30 days after receiving the Contract (or such longer period that your state may require).  We will then terminate your Contract and refund you the full amount of any fee we have already assessed.

Can I cancel my Contract after the Examination Period?

Yes. Once you purchase the Contract, you can only cancel your Contract by (i) advising Envestnet that you no longer wish to have the guarantees provided by the Contract and to stop payment of the periodic fees from Your Account or (ii) by liquidating all of the investments in Your Account.

How does my Contract generally work?

The Contract has two phases: a “Funding Phase” and a “Payout Phase.”  During the Funding Phase, you may make additional deposits to Your Account and take withdrawals from Your Account.  You are responsible for managing your withdrawals during the Funding Phase since taking withdrawals may impact how much our guaranteed lifetime payments will be.  If and when your Account Value falls below a Minimum Amount your Account Value will be liquidated, and that amount will be transferred to us.  If you are at least 65 years old, the Payout Phase begins.  If you have not reached age 65 when your Account Value falls below the Minimum Amount, your Account Value will still be transferred to us, however, you must wait until you are 65 before the Payout Phase begins.  During the Payout Phase we make fixed annual payments to you for as long as you live.  In order to reach the Payout Phase, you must comply with all the conditions disclosed in this prospectus.

How do you determine how much I can withdrawal each year from my Contract?

When you first purchase a Contract, we establish a guaranteed amount (which may increase or decrease as stated in “Investing in the Contract, Funding Phase”) called the “Guaranteed Lifetime Withdrawal Amount.”  This is the maximum amount you will be permitted to withdraw each year from Your Account after you reach the age of 65 without reducing your “Guaranteed Lifetime Withdrawal Base.”  The initial Guaranteed Lifetime Withdrawal Base is established when we issue your Contract and is equal to your Account Value on that date.  Your Guaranteed Lifetime Withdrawal Amount is your Guaranteed Lifetime Withdrawal Base multiplied by your Guaranteed Lifetime Withdrawal Percentage.

The Guaranteed Lifetime Withdrawal Percentage is currently 5%.

Guaranteed Lifetime Withdrawal Base	X	Guaranteed Lifetime Withdrawal Percentage
Your Guaranteed Lifetime Withdrawal Base is equal to the Account Value when you purchase the Contract, adjusted for Additional Deposits or withdrawals that are more than the Guaranteed Lifetime Withdrawal Amount.

Note:  The Guaranteed Lifetime Withdrawal Base will never decrease due to market performance, even if your Account Value goes down.
5% (4.5% if the Spousal Continuation Option is elected. See “Optional Benefit—Spousal Continuation Option” later in this prospectus for more details.)

*This table shows the maximum withdrawal percentage that is guaranteed for life.  If you take more than the maximum Guaranteed Lifetime Withdrawal Amount in any year then your future Guaranteed Lifetime Withdrawal Amounts will be reduced but not your Guaranteed Lifetime Withdrawal Percentage.

The amount of the Guaranteed Lifetime Withdrawal Amount may increase or decrease as described in the sections “Investing in the Contract, Funding Phase” later in this prospectus as a result of subsequent adjustments.

We will begin making payments to you if and when withdrawals from Your Account and/or poor investment performance reduces your Account Value below the Minimum Amount which is the greater of:

•	$15,000 or
•	The Guaranteed Lifetime Withdrawal Amount

We will also begin making payments to you if you reach the maximum annuity age of 100 (we call this the “Maximum Annuity Age”).

Payments under the Guaranteed Lifetime Withdrawal Amount provision are calculated annually based on the amount of your Guaranteed Lifetime Withdrawal Base.  Guaranteed Lifetime Withdrawal Amount payments will continue until the death of the Annuitant.

How much will my Contract cost?

While your Contract is in the Funding Phase, you will pay a fee for the Contract (the “Guaranteed Lifetime Withdrawal Benefit Fee” or “Fee”) which will be deducted from the Account Value on a quarterly basis.  The Fee is calculated as a specified percentage of your Guaranteed Lifetime Withdrawal Base at the time the Fee is calculated.  The Fee pays for the risk we assume in providing you lifetime protection in the event your investments perform poorly or in the event you outlive your assets.

The guaranteed maximum Fee we can ever charge for your Contract is 2.00 percent of your Guaranteed Lifetime Withdrawal Base on an annual basis.  We currently charge a lower amount of 1.20 percent of your Guaranteed Lifetime Withdrawal Base on an annual basis.  For an explanation of when we could increase the Fee under your Contract, see “Will I pay the same amount (in dollars) for the Guaranteed Lifetime Withdrawal Benefit every quarter?”  Detailed examples of how the Fee is calculated are set forth in the section of this prospectus entitled “Guaranteed Lifetime Withdrawal Benefit Fees.”

We charge the Fee based upon your Guaranteed Lifetime Withdrawal Base, not on your Account Value.  In the event Your Account becomes less than your Guaranteed Lifetime Withdrawal Base, your Fee could be more than 1.20% of Your Account.

The Fees listed above are in addition to any charges that are imposed in connection with advisory, custodial and other services or charges imposed by your broker, Envestnet, any mutual funds or other investments which comprise Your Account.

In the Payout Phase, you will stop paying us Fees directly.  Instead, we will build our expenses and profitability into the amount we pay you.

For more information about the Fees, please see “Guaranteed Lifetime Withdrawal Benefit Fee” later in this prospectus.

Will the Fees I pay for this Contract reduce the growth of my Account Value?

Yes. As with any fees you pay which are taken from your investments, the deduction of the Fee each quarter will negatively affect the growth of your Account Value.

How do I purchase a Contract? How Does It Relate to Envestnet?

You may purchase a Contract when you first open Your Account or at any time thereafter (prior to your or the younger Joint Contract Owner’s 75th birthday). The minimum size of Your Account in order to purchase a Contract is $100,000 which must be invested in one or more Eligible Portfolios.  We will not issue Contracts to Owners  whose Account Values are greater than $2,000,000 (the “Account Limit”) without the approval of our Home Office (see page 1 of this prospectus for our telephone number and address). If you make an Additional Deposit which brings your Account Value over $2,000,000, we may suspend increases to the Guaranteed Lifetime Withdrawal Base until you remove the excess Additional Deposit. Similarly, if you make an Additional Deposit when Your Account is already over $2,000,000, we may suspend increases to the Guaranteed Lifetime Withdrawal Base until you remove the entire Additional Deposit. We will apply these limits to the aggregate Account Values of non-IRA Contracts with the same Annuitant and reserve the right to limit the number of non-IRA Contracts with the same Annuitant (or beneficial owner) to $2,000,000.

The Contract is sold only to investors who have assets in Eligible Portfolios which are managed by Envestnet.  You may purchase a Contract by completing an application. If this application is accepted by us at our Home Office, we will issue a Contract to you describing your rights and obligations.

Minimum Initial Account Value	Each Additional Deposit
$100,000	$1,000

What if I want to purchase a Contract for my Individual Retirement Account (IRA)?

You may purchase a Contract for your IRA, Roth IRA, SEP or Simple IRA.  You must designate yourself as the annuitant of the IRA since your custodian will be listed as the owner.  The Contract is held within the IRA Account for the benefit of you, for whom the IRA was established.

If the only withdrawals you take from Your Account are those taken to meet required minimum distributions (RMD), those withdrawals will not be considered Excess Withdrawals, even if the withdrawal exceeds the Guaranteed Lifetime Withdrawal Amount.

Currently, you may not elect the Spousal Continuation Option with a Contract purchased for an IRA.

What assets covered by the Guaranteed Lifetime Withdrawal Feature?

Your assets invested in the Eligible Portfolios are the only assets that the Contract covers.

Are there any Optional Benefits?

Yes.  You may choose to add the Spousal Continuation Option (See, Optional Benefit- Spousal Continuation later in this prospectus.) in exchange for a lower Guaranteed Lifetime Income Percentage.  The Spousal Continuation Option allows a surviving spouse to continue to receive, for the duration of his or her lifetime, the Guaranteed Lifetime Withdrawal Amount, provided that the conditions outlined in this Prospectus are satisfied.  In order to elect the Spousal Continuation Option, you and your spouse must be joint owners of the Your Account.  If Your Account is held by an IRA, the sole beneficiary to the IRA must be your spouse.

RISK FACTORS

Your Account may perform well enough so that you may not need to utilize the guarantee.

In general, the assets in Your Account must be invested in accordance with one of the designated Eligible Portfolios. Oversight of these portfolios is provided by Envestnet. The Eligible Portfolios, together with the limits on the amount you may withdraw annually without reducing your Guaranteed Lifetime Withdrawal Base, are intended to minimize the risk to us that your Account Value will be reduced below the Minimum Amount before the Contract Owner(s) dies.  Accordingly, if you are buying the Contract in order to protect yourself against the risk that your Account Value will be reduced below the Minimum Amount by withdrawals (within the limits of the Contract) and/or poor investment performance and that you live beyond the age when your Account Value is reduced below the Minimum Amount, that risk is small. In this case, you would have paid us Fees for the life of your Contract and received no payments in return.

You may die before receiving payments from us.

Despite general societal increases in longevity, you may still die prematurely, and thus never receive any payments under the Contract. This Contract is designed to provide protection in many cases to clients who live beyond life expectancy. However, you do not have to live beyond life expectancy to receive payments under the Contract, and conversely, living beyond your life expectancy does not guarantee payments from us.

Your investment choices are limited by the Contract.

Only certain Eligible Portfolios are covered by the Contract. The Eligible Portfolios may be managed in a more conservative fashion than other investments available to you.  If you do not purchase the Contract, it is possible that you may invest in other mutual funds (or other types of investments) that experience higher growth or lower losses, depending on the market, than the Eligible Portfolios experience.

You could cancel the Contract prior to a severe market downturn.

Once you have cancelled the Contract, our obligation to make payments to you will cease.  If you happen to cancel your Contract prior to a severe market downturn, you will not receive any Guaranteed Lifetime Withdrawal Amounts, even if your Account Value is reduced to zero.  Furthermore, you will not receive a refund of the Fees you have paid. We will, however, refund any fees you have paid but we have not yet earned.

You may need to make withdrawals from Your Account that reduce or eliminate the guaranteed benefits provided by your Contract.

Due to the long-term nature of the Contract guarantee, there is a risk that you may encounter a personal financial situation in which you need to make withdrawals before the you reach age 65 or in excess of your Guaranteed Lifetime Withdrawal Amount.  Such withdrawals would be considered Early or Excess Withdrawals.  As described on page 13, Early and Excess Withdrawals will reduce the amount of your Guaranteed Lifetime Withdrawal Base.  The reduction of your Guaranteed Lifetime Withdrawal Base will lower your Guaranteed Lifetime Withdrawal Amount.  To avoid making Early or Excess Withdrawals, you must carefully manage withdrawals from Your Account.

We will not provide you notice if you take a withdrawal from Your Account or conduct a transaction with Your Account that reduces or eliminates the guarantees provided by the Contract.

The Contract does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving Your Account.  For example, if you transfer value from your Eligible Portfolios to other investments not covered by the Contract, we may not provide you with advance notice that your action will cause your Contract to terminate.  You should carefully monitor Your Account, any withdrawals from Your Account, and any changes to your Guaranteed Lifetime Withdrawal Base.  You may contact us at our Home Office at the address and phone number shown on page 1 for your current Guaranteed Lifetime Withdrawal Base.

Contract Restrictions Minimize the Risk that your Account Value will be reduced to the Minimum Amount.

The Contract includes several restrictions, including restrictions on what investments are covered and the amount of withdrawals you may make.  Because of these restrictions, it is less likely that your Account Value will be reduced to the Minimum Amount with this Contract compared to the likelihood of your Account reaching the Minimum Amount if you invested in an account that does not contain the same investment restrictions.  Therefore, the likelihood that we will make payments to you is reduced.

In all of the above cases, you will have paid us Fees and received little or no payments from us in return.

The Fee will reduce the growth of Your Account.

Because you may never receive payments under the Contract, growth of your Account Value is likely to be important to you as well.  However, as with any fees taken from an investment, the deduction of the Fee each quarter will negatively affect the growth of your Account Value.  Therefore, depending on how long you live and how your investments perform, you may be financially better off without purchasing the Contract.

Your Guaranteed Lifetime Withdrawal Base may never increase.

Your Guaranteed Lifetime Withdrawal Base does not automatically increase when your Account Value appreciates.  You should carefully read the description of how your Guaranteed Lifetime Withdrawal Base is calculated.  There is a risk that your Guaranteed Lifetime Withdrawal Base will not increase.

The assets in Your Account may be subject to your creditors, and your creditors may cause you to lose the benefits available through your Contract.

You own Your Account and the assets held in it.  We have no ownership or control over Your Account or the assets held in it.  The assets in Your Account are not subject to our creditors.  However, assets in Your Account may be subject to being directly attached by your creditors.  You may, at any time, withdrawal your investment in Your Account at your complete and sole discretion, without any permission from us.

There is a risk that if you pledge the assets in Your Account as collateral for a loan and the value of the assets in Your Account decreases in value, your creditors may liquidate assets in Your Account to pay the loan.  The will be treated as a withdrawal from Your Account.  If it is an Early or Excess Withdrawal, it will reduce your Guaranteed Lifetime Withdrawal Base.  Using the assets in Your Account as collateral for a loan, therefore, may cause you to lose the benefits available under the Contract.

Envestnest no longer manages the assets in Your Account.

We will only pay the guarantees under this Contract if Envestnet manages the Eligible Portfolios.  For whatever reason (i.e. Envestnet goes out of business or merges into another company) in the event that Envestnet no longer manages the Eligible Portfolios, we will suspend the Contract.  If you choose to continue your Contract and the guarantees under it, you must transfer your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.  If you decide to transfer to a third party account approved by us please keep in mind the following:

•	The charges for these products may be higher than the Fee imposed under your Contract.

•	We will not charge any fees for any such transfer notwithstanding termination fees imposed by your custodian consistent with your custodian agreement.

•	The Withdrawal Guarantee transferred will be equal to the Withdrawal Guarantee on the Valuation Day of the transfer.

If you decide to transfer to an annuity contract that we or one of our affiliates offer, the Account Value will be transferred to the new annuity contract on the Valuation Day of the transfer.

If you choose not to transfer your Account Value, this Contract and the guarantees under it will terminate.

Claims Paying Ability of the Company

The Contract is not a separate account product. This means that the assets supporting the Contract are not held in a separate account of the Company for the exclusive benefit of Contract Owners and are not insulated from the claims of the Company’s creditors. Your Guaranteed Lifetime Withdrawal Amount will be paid from our General Account and, therefore, are subject to our claims paying ability.

Tax Consequences

The Contract is novel and innovative. To date, the tax consequences of the Contract have not been addressed in published legal authorities. We intend to treat your Contract as an annuity Contract in reporting taxable income attributable to the Contract to you and to the Internal Revenue Service. Assuming the Contract is correctly treated as an annuity Contract for tax purposes, Guaranteed Lifetime Withdrawal Amount payments made to you after your Account Value has been reduced below the Minimum Amount will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities. We believe that, in general, the tax treatment of transactions involving investments in Your Account more likely than not will be the same as it would be in the absence of the Contract. We can provide no assurances, however, that a court would agree with the foregoing interpretations of the law if the Internal Revenue Service were to challenge the foregoing treatment. You should consult a tax advisor before purchasing a Contract. See “Federal Tax Considerations” for further discussion of tax issues on page 28 of this prospectus.

INVESTING IN THE CONTRACT

THE FUNDING PHASE:

As stated previously in this prospectus, the Contract has two phases: a “Funding Phase” and “Payout Phase.” The Funding Phase begins on the day your Contract is issued by us.

How are the Contract Anniversary Date and the Annuity Commencement Date Calculated?

The Contract Anniversary Date is the anniversary of the date we issue your Contract.

The Annuity Commencement Date is the date when you begin the Payout Phase and we begin making payments to you for life.  This will occur either because the Account Value has reached the Minimum Amount, you have reached the Maximum Annuity Age or you decide to transfer the Account Value to us to begin guaranteed payments.  (See “Payout Phase” for more information.)

The Annuity Commencement Date is not the same date as when you begin taking withdrawals under Your Account.

What is a Valuation Day?

We perform calculations for your Contract only on days when the New York Stock Exchange (“NYSE”) is open for trading. These days are referred to as Valuation Days. Your Account will be invested in Eligible Portfolios that are valued or publicly traded on the NYSE. If for some reason one of your investments is not valued or does not trade on a particular Valuation Day, we will not perform calculations until the next Valuation Day.

May I start taking withdrawals from My Account equal to my Guaranteed Lifetime Withdrawal Amount immediately?

On or after your 65th birthday, you may begin to take payments of your Guaranteed Lifetime Withdrawal Amount without reducing your Guaranteed Lifetime Withdrawal Base. This date is called the Eligible Withdrawal Start Date. If there is a Joint Contract Owner (who must be the spouse, as recognized under applicable Federal law, of the other Contract Owner) on the Contract, the Eligible Withdrawal Start Date is the 65th birthday of the younger person. If the younger person passed his/her 65th birthday before the Contract was purchased, the Eligible Withdrawal Start Date is the date we issue your Contract.

Once a Contract is issued, we will not change the stated Eligible Withdrawal Start Date other than for error correction. We reserve the right to increase the Eligible Withdrawal Start Date for new Contracts.

If you are over age 65 when the Contract is issued, you may begin to take payments of your Guaranteed Lifetime Withdrawal Amounts immediately or at anytime thereafter. If you take your first withdrawal in the middle of a calendar year, you are limited to taking a pro-rated amount based on the number of days left in the rest of the calendar year.

Example:

Your contract is issued August 7th with a Guaranteed Lifetime Withdrawal Base of $500,000.  You are already age 65 and are eligible to begin withdrawals.  There are 146 remaining days in the year.  You would be eligible to withdrawal $10,000 which is:

$500,000 x 5.0% (guaranteed lifetime withdrawal percentage) ÷ 365 days in a year x 146 remaining days in the year.

How and When are Increases to the Guaranteed Lifetime Withdrawal Base calculated?

There are two ways your Guaranteed Lifetime Withdrawal Base may increase:

1.  You add more money to Your Account (“Additional Deposits”) after we issue your Contract.  Once you make an Additional Deposit, we will immediately increase your Guaranteed Lifetime Withdrawal Base.

2.  On your Contract Anniversary, Your Account Value is greater than your Guaranteed Lifetime Withdrawal Base.  We will also give you the opportunity to increase your Guaranteed Lifetime Withdrawal Base on each Contract Anniversary.

Will increases in my Guaranteed Lifetime Withdrawal Base affect the Fees that I must pay?

Yes. Since your Fee is based on your Guaranteed Lifetime Withdrawal Base, anytime the Guaranteed Lifetime Withdrawal Base increases so does the Fee you pay us.  Your Guaranteed Lifetime Withdrawal Base automatically increases when you make Additional Deposits.  However, you can choose whether you want to increase your Guaranteed Lifetime Withdrawal Base (and therefore your Fee) automatically each Contract Anniversary. If you decide to automatically accept the increase in your Guaranteed Lifetime Withdrawal Base, you accept the larger Fee that will be charged by us.

There are certain occasions when we will not allow you to automatically increase your Guaranteed Lifetime Withdrawal Base. We reserve the right to change the Fee, the Guaranteed Lifetime Withdrawal Percentage, and the Eligible Portfolios for new Contract owners. If we change any of those terms and conditions for new contract owners, you must accept those changes in order to get the increase in the Guaranteed Lifetime Withdrawal Base on your Contract Anniversary. Of course if you accept the increase in the Guaranteed Lifetime Withdrawal Base, your Fee will increase.

If you do not want to accept the new terms and conditions, you do not have to increase your Guaranteed Lifetime Withdrawal Base and your Fee will remain the same.

Example:

60 days before your Contract Anniversary, you are notified that the Guaranteed Lifetime Withdrawal Percentage had changed for new contract owners.  You decide that you will not accept this change to your Contract.  You must then notify us that you do not want to accept this new term and therefore instruct us not to increase your Guaranteed Lifetime Withdrawal Benefit Base on your Contract Anniversary (if your Account Value is greater than your Guaranteed Lifetime Withdrawal Benefit Base).  On your Contract Anniversary, your Guaranteed Lifetime Withdrawals Base will not increase even if your current Account Value is greater than your current Guaranteed Lifetime Withdrawal Base.

Prior to your next Contract Anniversary, you decide you will accept the new Guaranteed Lifetime Withdrawal Percentage.  You contact us to let us know to increase your Guaranteed Lifetime Withdrawal Benefit Base in the event your Account Value is larger on the Contract Anniversary.  On that day, your Guaranteed Lifetime Withdrawal Base is increased to your higher Account Value.  At the same time, you accept the new Guaranteed Lifetime Withdrawal Percentage.

Once an increase occurs, your new Guaranteed Lifetime Withdrawal Base can only decrease only in the scenarios as set forth in the “How are Decreases to the Guaranteed Lifetime Withdrawal Base calculated?” section below.

How are Decreases to the Guaranteed Lifetime Withdrawal Base calculated?

Your Guaranteed Lifetime Withdrawal Base will decrease for two specific types of withdrawals: (1) an Early Withdrawal and (2) an Excess Withdrawal.

What is an Early Withdrawal?

An Early Withdrawal is any withdrawal from Your Account prior to age 65.  (In the event there are joint owners, the younger owner must be age 65.)  Early Withdrawals may significantly lower your Guaranteed Lifetime Withdrawal Base; therefore, you should carefully consider your decision to take withdrawals from Your Account prior to age 65.  The Contract does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawal or other type of transactions involving Your Account.

If your Contract is issued after age 65, you do not have to be concerned about an Early Withdrawal.

How does an Early Withdrawal affect my Guaranteed Lifetime Withdrawal Base?

Early Withdrawals above your Guaranteed Lifetime Withdrawal Amount will reduce your Guaranteed Lifetime Withdrawal Base, and consequently, the Guaranteed Lifetime Withdrawal Amount calculated for subsequent years.  In the event of withdrawals above your Guaranteed Lifetime Withdrawal Amount, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of:

1.	the dollar amount of the withdrawal above the Guaranteed Lifetime Withdrawal Amount; or

2.	the proportional amount of the dollar amount of the withdrawal divided by the Account Value multiplied by your Guaranteed Lifetime Withdrawal Base (this is your “proportional amount.”)

When your Contract Value exceeds the current Guaranteed Lifetime Withdrawal Base, you should expect withdrawals above the Guaranteed Lifetime Withdrawal Amount to typically result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  When your Contract Value is less than the current Guaranteed Lifetime Withdrawal Base, you should expect withdrawals above the Guaranteed Lifetime Withdrawal Amount to typically result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.

Example Scenario #1:

In this example, the dollar amount of the withdrawal is greater than the proportional amount (the ratio of the dollar amount to the current Account Value multiplied by the Guaranteed Lifetime Withdrawal Base) so the Base will be reduced by the dollar amount of the withdrawal.

Account Value:	$500,000
Guaranteed Lifetime Withdrawal Base:	$450,000
Withdrawal Amount:	$15,000
New Account Value:	$485,000
New Guaranteed Lifetime Withdrawal Base:	$435,000

In order to determine the proportional amount, we performed the following calculation:

(A ÷ B) × C where:

A =           withdrawal amount
B =           Account Value
C =           Guaranteed Lifetime Withdrawal Base

Or:

($15,000 ÷ $500,000) × $450,000 = $13,500

Because $13,500 is less than the withdrawal amount of $15,000, $15,000 was subtracted from the Guaranteed Lifetime Withdrawal Base.

Example Scenario #2

In this example, the proportional amount (the dollar amount to the current Account Value multiplied by the Guaranteed Lifetime Withdrawal Base) is greater than the dollar amount of the withdrawal so the Base will be reduced by the proportional amount.

Account Value:	$450,000
Guaranteed Lifetime Withdrawal Base:	$500,000
Withdrawal Amount:	$15,000
New Account Value:	$435,000
New Guaranteed Lifetime Withdrawal Base:	$483,333

In order to determine the proportional amount, we performed the following calculation:

(A ÷ B ) × C where

A =           Withdrawal Amount
B =           Account Value
C=           Guaranteed Withdrawal Lifetime Benefit Base

Or:

($15,000 ÷ $450,000) × $500,000 = $16,667

Because $16,667 is greater than the withdrawal amount of $15,000; $16,667 was subtracted from the Guaranteed Lifetime Withdrawal Base.

What is an Excess Withdrawal?

Once you are age 65 or more, an Excess Withdrawal occurs each time you withdraw more than your Guaranteed Lifetime Withdrawal Amount in any Contract Year from Your Account. An Excess Withdrawal may substantially reduce your Guaranteed Lifetime Withdrawal Base. You should carefully consider the consequences of Excess Withdrawals. We are not required to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawal or other types of transactions involving Your Account.

How does an Excess Withdrawal affect my Guaranteed Lifetime Withdrawal Base?

Withdrawals above your Guaranteed Lifetime Withdrawal Amount will reduce your Guaranteed Lifetime Withdrawal Base, and consequently, the Guaranteed Lifetime Withdrawal Amount calculated for subsequent years.  In the event of withdrawals above your Guaranteed Lifetime Withdrawal Amount, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of:

(1)	the dollar amount of the withdrawal above the Guaranteed Lifetime Withdrawal Amount; or

(2)
the ratio of the dollar amount of the withdrawal above the Guaranteed Lifetime Withdrawal Amount to the Account Value (which has been reduced by the amount of the Guaranteed Lifetime Withdrawal Amount surrendered), multiplied by your Guaranteed Lifetime Withdrawal Base.

When your Contract Value exceeds the current Guaranteed Lifetime Withdrawal Base, you should expect withdrawals above the Guaranteed Lifetime Withdrawal Amount to typically result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  When your Contract Value is less than the current Guaranteed Lifetime Withdrawal Base, you should expect withdrawals above the Guaranteed Lifetime Withdrawal Amount to typically result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.

Example Scenario #1:

In this example, the dollar amount of the withdrawal is greater than the proportional amount (the ratio of the dollar amount to the current Account Value multiplied by the Guaranteed Lifetime Withdrawal Base) so the Base will be reduced by the dollar amount of the withdrawal.

Contract Value:	$500,000
Guaranteed Lifetime Withdrawal Base:	$450,000
Guaranteed Lifetime Withdrawal Amount	$22,500
Withdrawal Amount:	$30,000
Excess Withdrawal Amount ($30,000 - $22,500)	$7,500
New Contract Value:	$470,000
New Guaranteed Lifetime Withdrawal Base:	$442,500

In order to determine the proportional amount, we performed the following calculation:

(A ÷ B) × C where

A =           Withdrawal Amount

B =           Account Value
C=           New Guaranteed Withdrawal Lifetime Benefit Base

Or:

($7,500 ÷ $500,000) x $450,000 = $6,750

Because $6,750 is less than the excess withdrawal amount of $7,500; $7,500 was subtracted from the Guaranteed Lifetime Withdrawal Base.

Example Scenario #2

In this example, the proportional amount (the dollar amount to the current Account Value multiplied by the Guaranteed Lifetime Withdrawal Base) is greater than the dollar amount of the excess withdrawal so the Base will be reduced by the proportional amount.

Contract Value:	$450,000
Guaranteed Lifetime Withdrawal Base:	$500,000
Guaranteed Lifetime Withdrawal Amount	$25,000
Withdrawal Amount:	$30,000
Excess Withdrawal Amount ($30,000 – $25,000)	$5,000
New Contract Value:	$420,000
New Guaranteed Lifetime Withdrawal Base:	$494,444

In order to determine the proportional amount, we performed the following calculation:

($5,000 ÷ $450,000) x $500,000 = $5,556

Because $5,556 is greater than the excess withdrawal amount of $5,000; $5,556 was subtracted from the Guaranteed Lifetime Withdrawal Base.

In the case of an Early Withdrawal or an Excess Withdrawal, you will have 30 days to restore the Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Early or Excess Withdrawal. To do so, you must do the following:

  (1)   make Additional Deposits to Your Account equal to or greater than the Early or Excess Withdrawal amount; and then

  (2)   request that we restore your Guaranteed Lifetime Withdrawal Base.

What if my Account Value reaches the Minimum Amount before I reach age 65?

If you are not 65 years old and your Account Value falls to the Minimum Amount or below but your Guaranteed Lifetime Withdrawal Base is greater than zero, your contract continues.  Once you (and your spouse if you elected the Spousal Continuation Option) attain age 65, you can begin the Payout Phase and we will begin paying you the Guaranteed Lifetime Withdrawal Amount each year for the rest of your life.

What are some things to consider in managing withdrawals from my Envestnet Account?

There are many factors that will influence your decision of when to take withdrawals from Your Account, and in what amount. No two investors’ situations will be exactly the same. You should carefully weigh your decision to take Withdrawals from Your Account, the timing of the withdrawals and their amount. You should consult with your Advisor and a tax advisor.

In addition to the advice you may receive from your Advisor, here are a few things to consider. First, Early Withdrawals and Excess Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base. The reduction may be substantial, especially if your Account Value is significantly lower than it was when the Guaranteed Lifetime Withdrawal Base was last computed or adjusted. Consider if you have other sources of income before making such withdrawals.

Second, once your are ready to take payments of your Guaranteed Lifetime Withdrawal Amount from Your Account, consider setting up a quarterly, monthly or other systematic withdrawal program through your Advisor, custodian or other service provider. Doing so may help limit the risk that you will make an Excess Withdrawal. You may plan to update the systematic withdrawal each year on your Contract Anniversary in case your Guaranteed Lifetime Withdrawal Base has increased.

Third, consider the timing of taking any withdrawals. Because your Guaranteed Lifetime Withdrawal Base can increase on your Contract Anniversary, the higher your Account Value is on your Contract Anniversary, the more likely you will be to receive an increase in your Guaranteed Lifetime Withdrawal Base. You might have a higher Guaranteed Lifetime Withdrawal Base if you defer withdrawals until after your Contract Anniversary. Finally, you should also consider that the longer you wait to begin making withdrawals, the less likely you will be to benefit from the Guaranteed Lifetime Withdrawal Amount because your life expectancy will decrease as you get older.

You should always keep in mind that if both your Account Value and the Guaranteed Lifetime Withdrawal Base fall to zero, we consider the contract terminated and you may not enter the Payout Phase.

Guaranteed Lifetime Withdrawal Benefit Fee

After you purchase your Contract, you are required to pay the Fee.

The guaranteed maximum Fee, as a percentage of the Guaranteed Lifetime Withdrawal Base of a Contract, is 2.00% on an annual basis.

The current Fee, as a percentage of the Guaranteed Lifetime Withdrawal Base of a Contract, is 1.20% on an annual basis.

The Fee will be deducted quarterly as a separate charge from Your Account and will be remitted to us by Envestnet.  In order to ensure the Fee is deducted from Your Account, you will sign an agreement with Envestnet to allow them to deduct the Fee from Your Account.  The sale or transfer of investments in Your Account to pay the Fee will not be treated as a withdrawal for purposes of determining your Guaranteed Lifetime Withdrawal Base.

The Fee is computed and collected on the same schedule and in the same manner as the advisory fees for Your Account.  As of the day we issue your Contract, we will prorate your quarterly Fee based upon the number of days left in the quarter.

Set forth below are examples of how the initial and subsequent Fees are computed.

Example Scenario #1:

In this example, you are paying fees for the number of days from the issue date to the end of the quarter. The example assumes that the contract was issued on May 16th of a given year.  There are 45 remaining days in the quarter.  A quarter is assumed to be 90 days.

Guaranteed Lifetime Withdrawal Base	$500,000
Guaranteed Lifetime Withdrawal Benefit Fee for one quarter (($500,000 x 1.20%) ÷4)) x (45/90)	$750

Example Scenario #2:

In this example, you are paying a full quarter of fees.

Guaranteed Lifetime Withdrawal Base	$500,000
Guaranteed Lifetime Withdrawal Benefit Fee for one quarter ($500,000 x 1.20%) ÷ 4	$1500

Thereafter, at the end of each calendar quarter the Fee will be calculated based on the Guaranteed Lifetime Withdrawal Base for the entire prior quarter. If you pay the quarterly Fee and then cancel your Contract during the quarter, we will refund to you the portion of that quarter’s Fee which is equal to the number of days remaining the in the quarter.

The guaranteed maximum Fee we can ever charge for your Contract is shown above. We currently charge a lower amount, which is also shown above. For an explanation of when we could increase the Fee under your Contract, see “Will I pay the same amount (in dollars) for the Contract every quarter?”

The Fees listed above are in addition to any charges that are imposed in connection with advisory, custodial and other services (including any fees charged by your Advisor) or charges imposed by the mutual funds and exchange traded funds in which Your Account invests.

We reserve the right to have the Fees deducted through means other than deduction from Your Account.

Will I pay the same amount (in dollars) for the Contract every quarter?

Only if your average Guaranteed Lifetime Withdrawal Base multiplied by the Fee percentage is exactly the same amount (in dollars) every quarter will your actual fee remain constant. Because the amount (in dollars) you pay us for the Contract varies based in part on your Guaranteed Lifetime Withdrawal Base, it may change from quarter to quarter, depending on whether you made Additional Deposits or Early or Excess Withdrawals. Here are several examples:

Example:

Quarter	Guaranteed Lifetime Withdrawal Base	Fee
1	$500,000	$1500
2	$550,000 (Base increased on contract anniversary)	$1650
3	$490,000 (Base reduced by Excess Withdrawal)	$1470
4	$490,000 (Base remained unchanged)	$1470

You should note that in these scenarios, your Guaranteed Lifetime Withdrawal Base would not decrease even though the Account Value decreased as a result of the deduction of the Fee because the Fee does not constitute an Early Withdrawal or Excess Withdrawal.

We reserve the right to change the Fee up to the guaranteed maximum Fee described above. We will send you advance written notice of such change at least 30 days before the change becomes effective, which will be at the end of the next calendar quarter. Thereafter the new rate will be used at the end of each calendar quarter to calculate your Fee and will be applied to your Guaranteed Lifetime Withdrawal Base for the prior calendar quarter.

Will the fees I pay for advice and other services impact my Account Value and the guarantees under my Contract?

Yes, they might. The provisions of your Contract allow for a certain percentage of your Account Value to be paid each year for advisory and other services without being considered a Withdrawal (the “Withdrawal Exception”). However, if your actual fees for advice and other services exceed this amount, the excess is considered a withdrawal. Currently, the Withdrawal Exception percentage for such items is 1%. We monitor the fees you pay and compare it to this percentage to see if you have exceeded the permitted amount. The dollar amount of the Withdrawal Exception percentage is computed at the end of each quarter in the same manner as the Fee is calculated.

This means that if you are under age 65 and you exceed the Withdrawal Exception percentage for the year, you will, in effect, have an Early Withdrawal. If you are age 65 or over and exceed the Withdrawal Exception percentage, you will have, in effect, an Excess Withdrawal if you also take the full Guaranteed Lifetime Withdrawal Amount for that year. Both Early and Excess Withdrawals reduce your Guaranteed Lifetime Withdrawal Base. Here is an example of the Withdrawal Exception:

Example Scenario #1:

In this example, the advisory fee is not greater than the Withdrawal Exception percentage and therefore does not impact the Guaranteed Lifetime Withdrawal Base.

Account Value	$500,000
Guaranteed Lifetime Withdrawal Base	$550,000
Maximum Withdrawal Exception Amount ($500,000 x 1.0%)	$5,000
Advisory Fees Collected ($500,000 x.80%)	$4,000
Impact to Guaranteed Lifetime Withdrawal Base	None

Example Scenario #2:

In this example, the advisory fee is greater than the Withdrawal Exception percentage, and therefore does impact the Guaranteed Lifetime Withdrawal Base due to an Early Withdrawal.

Account Value	$500,000
Guaranteed Lifetime Withdrawal Base	$550,000
Maximum Withdrawal Exception Amount ($500,000 x 1.0%)	$5,000
Advisory Fees Collected ($500,000 x 1.20%)	$6,000

Impact to Guaranteed Lifetime Withdrawal Base	-$1,100
New Guaranteed Lifetime Withdrawal Base	$548,900

If you are over age 65, you could either reduce your Guaranteed Lifetime Withdrawal Amount to take into consideration the excess advisory fee amount or the excess advisory fee amount with be considered an Excess Withdrawal and impact your Guaranteed Lifetime Withdrawal Base.

Optional Benefit--  Spousal Continuation Option

For a lower Guaranteed Lifetime Withdrawal Percentage, the Spousal Continuation Option is the only optional benefit available to you under this Contract.  This optional benefit may not be available in every state.  Unless otherwise indicated:

(1)	An optional benefit must be elected at the time of application;

(2)	An optional benefit, once elected, may not be terminated; and

(3)	the charges associated with this optional benefit will be assessed until the Payout Phase begins.

What is the Spousal Continuation Option?

If you are in either the Funding Phase or the Payout Phase, this option allows your spouse to receive, or continue to receive Guaranteed Lifetime Withdrawals after you die.  The Spousal Continuation Option may not be available in every state.

How much does the Spousal Continuation Option cost and how is it deducted?

For a lower Guarantee Lifetime Withdrawal Percentage, you may elect, only at the time of application, to add the Spousal Continuation Option.

Why should I elect the Spousal Continuation Option?

The Spousal Continuation Option may be advantageous to you because if you do not have it, your Guaranteed Lifetime Withdrawals would stop as soon as the annuitant dies.  Since only one annuitant can be named when you purchase the Contract, death of either spouse will end the guaranteed lifetime annuity. By adding the Spousal Continuation Option, we can continue our guarantee of future income to your spouse even if the Account Value decreases.

What are the requirements associated with this option?

The Spousal Continuation Option allows your surviving spouse to continue to receive, for the duration of his/her lifetime, the Guaranteed Lifetime Withdrawal Benefit, provided that the following conditions are satisfied:

(1)	The Spousal Continuation Option must be elected at the time of application, and both spouses cannot be older than 75 years old at that time.

(2)	The Spouses must own Your Account as Joint Owners.

(3)
If your marriage terminates prior to both spouses reaching 65, we will remove the option and the associated charge upon the Contract Owner’s written request and evidence of the marriage termination that is satisfactory to us.  Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.

(4)
If withdrawals are taken after both spouses reach age 65, and your marriage terminates due to divorce, dissolution, or annulment, the Contract Owner may not remove the Spousal Continuation Option from the Contract.

(5)
One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.  For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the Contract Owner.

(6)	Both spouses must be named as beneficiaries. For contracts owned by a revocable trust, one spouse must be the annuitant and the other spouse must be the contingent annuitant.

(7)	For Contracts issued as an IRA, the spouse of the person for whom the IRA was established must be named as the beneficiary of Your Account.

(8)	Both spouses must be 65 before they receive the benefits of Guaranteed Lifetime Withdrawals.

Could I end up paying for the option but not receive a benefit from it?

There may be instances where you would not receive the benefit of the Spousal Continuation Option.  For example, if your spouse dies before you, they will not receive guaranteed future income from this feature.  Also, if withdrawals are taken after both spouses reach age 59 ½, and your marriage terminates due to divorce, dissolution, or annulment, you may not remove the Spousal Continuation Option from the Contract.

PAYOUT PHASE UNDER THE CONTRACT

In the Payout Phase your Account Value is liquidated and transferred to the Company as the premium payment for an immediate annuity (“Annuity”) issued by the Company.

What is Guaranteed Lifetime Withdrawal Amount? When will I receive payments from Nationwide?

Your Guaranteed Lifetime Withdrawal Amount in the Payout Phase is based on your most recent Guaranteed Lifetime Withdrawal Base in the Funding Phase.  You will begin to receive Guaranteed Lifetime Withdrawal Amount payments from us after your Account Value is liquidated and transferred to us as your premium payment (“Premium”) on the Annuity Commencement Date. There are three ways to reach the Annuity Commencement Date: (1) you are over 65 years old and your Account Value falls below the Minimum Amount or (2) you are 65 years old and you decide to liquidate Your Account, transfer it to Nationwide and start guaranteed payments (3) you (or, if there is a younger Joint Contract Owner) reach age 100.

If or when any of these events happen, we will send a notice to you in writing informing you that you have met all the conditions in order to be able to start the Payout Phase of your contract.  That letter will contain an election form. If you decide to continue the Payout Phase, you must return the election form to us and instruct your Advisor to liquidate your Account Value and transfer that amount to us.  We will accept the Account Value as a premium payment for your immediate annuity. At that point we will pay you the remaining amount of the current year’s Guaranteed Lifetime Withdrawal Amount, reduced by the amount of withdrawals you have made since your last Contract Anniversary. For the rest of your life we will continue paying lifetime annual income payments equal to the Guaranteed Lifetime Withdrawal Amount.  We will make payment options available, such as monthly or quarterly, so long as each scheduled payment is $100 or more.

If you decide you do not want to continue to the Payout Phase, you may cancel your Contract and we will make no payments to you.

Example:

In this example, you have not elected the Spousal Continuation option (therefore your Guaranteed Lifetime Benefit Percentage is 5%) and you reach the minimum amount of $15,000.

Guaranteed Lifetime Withdrawal Base	$500,000
Guaranteed Lifetime Withdrawal Amount	$25,000
Current Account Value	$14,500

In this scenario, Nationwide would notify you that you have reached below the minimum account value.  If you elect to continue the Guaranteed Lifetime Withdrawals, your Account Value of $14,500 will be transferred to us, your Payout Phase will begin and Nationwide will make payments to you of $25,000 per year.

If the spousal continuation option was elected (therefore your Guaranteed Lifetime Benefit Percentage is 4.5%), then Nationwide would continue your Guaranteed Lifetime Withdrawals of $22,500 per year.

DEATH PROVISIONS UNDER THE CONTRACT

The treatment of the Contract upon the death of the Contract Owner or Joint Contract Owner and the options available to the Owner or beneficiary at that time depend on a number of factors. These include whether the Contract is Qualified or Non-Qualified, whether the Owner is a trust or other entity, whether there is a Joint Contract Owner, and whether the Contract is in the Funding Phase or the Payout Phase.

•	For Contract and you are the sole Contract Owner:

If you die before the reaching the Payout Phase, your Contract terminates. We will make no payments to your beneficiary and will not return any fees except for the portion of the current billing period’s fees for the number of days from your death until the end of the billing period;

If you die after reaching the Payout Phase, we will calculate the remaining amount of Premium that has not yet been paid to you, and will make annual payments to your beneficiary in the same amount that you were receiving while alive until the annuity payments equal the amount of Premium you paid.  If you have already been paid annuity payments equal to or greater than your Premium, we will make no further payments.

•	For Non-Qualified Contracts and there are Joint Owners:

Each Owner is a Joint Contract Owner with respect to the death of the other Owner and a Contract Owner with respect to his own death;

The Joint Contract Owner rules described below apply on death.

•	For Non-Qualified Contracts with Joint Contract Owners during the Funding Phase:

If the Joint Contract Owner dies before the Contract Owner, the Contract will generally continue with the sole surviving Owner and Contract Owner.

The Contract cannot be continued if the Owner is not an individual. If the Owner is an entity, the Contract will terminate on the death of either the Contract Owner or Joint Contract Owner.

If the Contract Owner dies before the Joint Contract Owner the Joint Contract Owner may continue the Contract as Contract Owner.

•	For Non-Qualified Contracts with Joint Contract Owners during the Payout Phase:

If the Joint Contract Owner dies before the Contract Owner, we will continue to make annuity payments to the Owner while the Contract Owner is alive. If the Contract Owner then dies, the rule described below for the situation where the Contract Owner is the first to die will apply.

If the Contract Owner dies, we will calculate the remaining amount of premium that has not yet been paid to the Owner, and will make annual payments to the beneficiary in the same amount that the Owner was receiving while the Contract Owner was alive until the annuity payments equal the amount of Premium paid.  If the Owner has already been paid annuity payments equal to or greater than the Premium, we will make no further payments.

If the Spousal Continuation Option has been elected and the Contract Owner who is also the annuitant dies during the Payout Phase, we will continue to make payments for the life of the spouse.  In states where there are civil union laws, if the Owner/annuitant dies, payout must be made in 5 years.

•	For Qualified Contracts during the Funding and Payout Phase:

If you die before the reaching the Payout Phase, your Contract Premium that has not yet been paid to you, and will make annual payments to your beneficiary in the same amount that you were receiving while alive until the annuity payments equal the amount of Premium you paid. If you have already been paid annuity payments equal to or greater than your premium, we will make no further payments.

DIVORCE PROVISIONS UNDER THE CONTRACT

In the event of a divorce whose decree affects a Contract, we will require written notice of the divorce in a manner acceptable to us. Options available as a result of divorce include:

During the Funding Phase:

•	If there was a sole Contract Owner (Qualified or Non-Qualified Contracts, with a natural person as Contract Owner):

•	If the Contract Owner remains the sole Owner of the Your Account, there will be no change to the Contract.

•
If the former spouse of the Contract Owner becomes the sole Owner of the Your Account, the Contract may be reissued with the former spouse as Owner or may be terminated, at their discretion. The Contract Owner on the Contract may not be changed. If the former spouse of the Contract Owner becomes the Owner of the Contract, the Contract will terminate upon the death of the former spouse who owns the Contract.

•
If Your Account is divided between the Owner and the former spouse, the Contract may be reissued as two Contracts (one to each of the former spouses), with the Withdrawal Guarantee divided in proportion to the division of the assets in the Your Account. The Contract Owner may not be changed, nor is a Joint Contract Owner permitted.

•	If there were Joint Contract Owners (Qualified or Non-Qualified, with natural person(s) as Contract Owner):

•
If both Joint Contract Owners (the former spouses) divided the assets in Your Account, the Contract may be reissued as two Contracts (one to each of the former spouses), with the Withdrawal Guarantee divided in proportion to the division of the assets in the Your Account. The Contract Owners may remain as Joint Contract Owners or each may become the only Contract Owner on their respective Contract. Once reissued, the Contract Owners are not permitted to be changed. If the Contract Owners remain as Joint Contract Owners, the Contract will, however, terminate upon the death of the former spouse who owns such Contract.

•
If a former spouse becomes the sole Owner of the Contract and Your Account, the Contract may be reissued to reflect the new ownership with the sole Contract Owner as the sole Contract Owner, or with the former spouses remaining as Joint Contract Owners. Once reissued, the Contract Owners are not permitted to be changed. If the Contract Owners remain as Joint Contract Owners, the Contract will, however, terminate upon the death of the former spouse who owns such Contract.

In the case of divorce, if a Contract with Joint Contract Owners becomes a Contract with a sole Contract Owner, the Fee for a Contract with a sole Contract Owner will thereafter be assessed.

If the Contract remains jointly owned after a divorce, death of the Annuitant will cause the Contract to terminate.

In the case of a non-natural Contract Owner:

If the same non-natural Contract Owner maintains ownership of Your Account, there will be no changes to the Contract.

If new non-natural Contract Owners divide the ownership of Your Account, the Contracts’ status will be handled on a case-by-case basis so as not to violate Internal Revenue Service regulations.

Contract Owners should consult with their own Advisors to assess the tax consequences associated with these divorce provisions.

SUSPENSION AND TERMINATION PROVISIONS OF THE CONTRACT AND THE CONTRACTS

Suspension of the Contract

In certain circumstances described below, we may suspend the Contract. Suspension of the Contract may result in termination of the Contract in certain circumstances. Suspension or termination of the Contract may reduce or eliminate the benefits you may receive from your Contract. How this may happen is described in the following section.

We reserve the right to suspend the Contract in whole or in part if any of the following events occur:

•	non-compliance with any provision of this prospectus;

•	non-compliance with an applicable Eligible Portfolio;

•	violation of any rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies; or

•	upon the occurrence of any additional Contract suspension events.

We will provide you with written notice that one of these suspension events has occurred. The notice will indicate the scope of the suspension and the date the suspension will begin. The suspension will not take effect if the cause is cured within the pre-suspension cure period as shown in your Contract in a mutually acceptable manner. Your ability to pay Additional Deposits to Your Account may be restricted due to the suspension an indicated in the notice described below. Contract suspension will not otherwise change or suspend the calculation of the benefits or charges under your Contract.

If the Contract is suspended, we will provide you with written notification of the suspension. You will have the right, during the suspension cure period, to preserve your Withdrawal Guarantee by transferring your Account Value to a third party account insured by us or to an annuity contract that we, or one of our affiliates, offer. The charges for these products may be higher than the Account Charge imposed under your Contract. Upon such transfer, the Contract Owner will not charge any fees for the transfer notwithstanding termination fees imposed by your custodian consistent with your custodian agreement. The Withdrawal Guarantee transferred will be equal to the Withdrawal Guarantee on the Valuation Day of the transfer.

If you pay an Additional Deposit to Your Account when the Your Account already exceeds $2,000,000, or if you pay an Additional Deposit that causes Your Account to exceed $2,000,000, your Contract will be suspended. During the suspension cure period, if Your Account was already over the Account Limit, you may cure the suspension by withdrawing the entire Additional Deposit. In the case of an Additional Deposit that caused Your Account to exceed the Account Limit, you may cure the suspension by withdrawing the portion of your Account Value exceeding the Account Limit. In neither case will the Withdrawal constitute an Early or Excess Withdrawal. If the suspension cure period ends without such corrective action, your Contract will remain suspended until the amount needed to cure the suspension is withdrawn from Your Account. In this case, Early Withdrawals and Excess Withdrawals will apply. Until the suspension is lifted, Fees will apply to the greater of the Account Limit and the Account Value prior to the Additional Deposit.

Termination of the Contract

We reserve the right to terminate the Contract if any of the following occur:

•	You fail to cure the cause of a Contract suspension within the suspension cure period as shown on the Data Pages;

•
There is a violation of any material rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies; or upon the occurrence of any additional Contract termination events.

We will provide you with written notice if one of these Contract termination events occurs. The notice will state the reason(s) for the termination and that we intend to terminate the Contract at the end of the Contract termination cure period as shown in your Contract. The termination will not take effect if the cause is cured in a mutually acceptable manner prior to the intended termination date. If the Contract does terminate, we will provide you with written notification of Contract termination.

During the Contract termination cure period, you will have the right to preserve the Withdrawal Guarantee by transferring your Account Values to a third party account insured by us or to an annuity contract we, or one of our affiliates, offer. The charges for these products may be higher than the Fee imposed under your Contract. Upon such transfer, we will not charge any fees for the transfer. The Withdrawal Guarantee transferred will be equal to the Withdrawal Guarantee on the Valuation Day of the transfer. Termination will not affect your Contract if it is in the payout phase. Upon termination of the Contract, your Contract, if it is in the Funding Phase, will terminate.

We reserve the right to establish a higher Withdrawal Guarantee for certain Contracts under this Contract in order to accommodate a transfer of a Withdrawal Guarantee from a suspended or terminated Contract that we issued.

Your Contract will terminate if you transfer out of the Eligible Portfolios or fail to pay your Fees.

MISCELLANEOUS PROVISIONS

Periodic Communications to Contract Owners

Statements regarding Your Account will be provided to you periodically by your Advisor, or a designated third party.

Amendments to the Contract

The Contract may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the Contract may need to be approved by the state insurance departments. The consent of the Contract and/or Contract Owner to an amendment will be obtained to the extent required by law.

Assignment

You may not assign your interest in your Contract during the Funding Phase. You may not assign your interest in your Contract during the Payout Phase without Home Office prior approval.

Misstatements

If the age of the Contract Owner or any Joint Contract Owner is misstated, any Contract benefits will be re-determined using the correct age(s). If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.

DETERMINING WHETHER A CONTRACT IS RIGHT FOR YOU

This Contract is meant to protect your assets in the event market fluctuations bring your Account Value below the Minimum Amount or in the event you outlive your assets. This Contract does NOT protect the actual investments in Your Account. For example if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account.  Instead, we guarantee we will allow you to withdraw, after age 65, Guaranteed Withdrawal Benefit Amounts of 5% of $600,000 (instead of 5% of 400,000) on an annual basis for life.  We guarantee this even if the Guaranteed Benefit Withdrawals bring Your Account Value to $0.

It is also important to understand that even after you have reached age 65 and start taking withdrawals from Your Account, those withdrawals are made first from your own investments in Your Account. We are required to start using our own money to make continuing lifetime income payments to you only when and if your Account Value reaches the Minimum Amount because of withdrawals within the limits of this Contract and/or poor investment performance.  We limit our risk under the guarantee in this regard by limiting the amount you may withdraw each year from Your Account (without reducing Your Guaranteed Lifetime Withdrawal Base) to your current Guaranteed Lifetime Withdrawal Amount.  If your investment return on your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to or greater than the Guaranteed Lifetime Withdrawal Amount, then Your Account value will never be reduced to the Minimum Amount and you will never have to begin the Payout Phase.

There are many variables, however, other than average annual return on your Account that will determine whether your investments in Your Account without the Contract would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Guaranteed Lifetime Withdrawal Amount that you would have received if you had purchased the Contract.  Your Account Value may have declined over time before the Payout Phase, which means that your investments would have to produce an even greater return after the Payout Phase to make up for the investment losses before that date.  Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

Of course, even if you purchase a Contract and Your Account investments do not generate sufficient gains after the date you begin to take income withdrawals to support systematic or periodic withdrawals equal to the Guaranteed Withdrawal Amount you would have received with the Contact and your actual Account Value declines over time, your Account Value may not be fully reduced to $0, the strategy of liquidating your retirement assets through a program of systematic withdrawals without the protection provided by the Contract will have proved to be an effective one.  However, studies indicate that lifespans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals.  The Contract is designed to protect you against the risk of living too long, commonly known as “longevity risk.”

FEDERAL INCOME TAX CONSIDERATIONS

This Contract is a new and innovative product.  The Internal Revenue Service has not yet addressed the tax consequences of ownership of, or distributions from, the Contract in any ruling or other type of guidance.  It is possible that the Internal Revenue Service could attempt to apply rules different than the ones described below to the taxation of the distributions from the Contract and/or for transactions taking place within your Portfolio.

The Contract is in form an annuity Contract, and we intend to treat the Contract as an annuity for federal income tax purposes.  Consequently, we intend to report taxable income under the Contract to you consistent with the rules applicable to annuity Contracts, and the payments will be treated as being annuity payments made after the annuity starting date.  The following general discussion is based on the assumption that the Contract will be treated as an annuity for Income Tax purposes.  We will make no payments to your beneficiary and will not return any fees except for the portion of the current billing period’s fees for the number of days from your death until the end of the billing period.

If you die after reaching the Payout Phase, we will calculate the remaining amount of Contract will be treated as an annuity Contract for purposes of federal income taxation under the Internal Revenue Code (the “Code”), and is not intended to be tax advice.

Taxation of Distributions from Contract. If and when distributions are to be made from the Contract, they are expected to be substantially equal periodic payments, paid no less frequently than annually, and are to be paid while the owner is living (or, if the Contract is jointly owned, while either owner is living), and will terminate upon the death of the owner (or, if the Contract is jointly owned, upon the death of the surviving joint owner).  For federal income tax purposes, Contract payments should be treated as amounts received as an annuity, and should be taxed in accordance with the rules applicable to annuity payments.  As amounts received as an annuity, the portion of the payments from the Contract that is allocable to income should be taxable to you as ordinary income, and the portion of the payments that is allocable to your after tax payments of premiums for the Contract, or basis, should be treated as the nontaxable return of basis. The amount excludable from each annuity payment will be determined by multiplying the Contract payment by a fraction that is the equal Contract owner’s investment in the Contract divided by the expected value of the payments under the Contract.  The maximum amount excludable from income is the investment in the Contract; once the entire after-tax investment in the Contract is recovered, all distributions would be fully includable in income.  If payments cease by reason of the death of an owner before the after-tax basis has been fully recovered through distributions from the Contract, such unrecovered amounts should be allowable as an income tax deduction in your last taxable year.

Taxation of the Portfolio.  We believe that in both form and substance the Contract is an annuity for income tax purposes and should be taxed in accordance with the rules applicable to annuities.  Similarly, we believe that transaction involving the investments in the Eligible Portfolios should receive the same income tax treatment as would be accorded them in the absence of the Contract.  Although the question is not completely free of doubt, we believe that the Eligible Portfolios will not be subject to the “straddle” rules by reason of owning the Contract. If the straddle rules were to apply to the Eligible Portfolios, the holding period for determining whether the sale of an asset qualifies for long-term capital gain treatment or loss is suspended.  To date, there have been no published authorities on this matter, and the Internal Revenue Service may seek to impose the straddle tax rules to your Eligible Portfolios, which could result in adverse tax consequences to you.

Section 1035 Exchanges.  Although Section 1035 provides rules that permit the tax-free exchange of annuity Contracts under certain conditions, the Contract does not permit any such exchanges, either from or into another annuity.

Qualified Retirement Plans.  The Contract is not offered as an Individual Retirement Annuity described in Section 408(b) of the Code; however, it may be issued to the trustee or custodian of an Individual Retirement Account described in Section 408(a) of the Code.  The Contract is not issued to employer sponsored qualified retirement plans described in section 401 of the Code, or as a tax sheltered annuity described in Section 403(b) of the Code.

If Contract is purchased inside an Individual Retirement Account, then the beneficial owner of the Individual Retirement Account must be annuitant under the Contract.  For questions that you may have regarding tax matters related to you Individual Retirement Account, please refer to the information provided to you by the custodian or trustee of the Individual Retirement Account.

Early distribution penalty tax.  The Code imposes a 10% penalty tax on distributions of income from an annuity prior to age 59½.  Under the Contract, distributions may not be made prior to age 60; consequently, the penalty tax should not apply to distributions from the Contract.

Income Tax Withholding.  Distributions of income from the Contract are subject to federal income tax.  Nationwide will withhold the tax from the distributions unless the Contract owner requests otherwise.  However, under some circumstances, the Code will not permit Contract owners to waive withholding.  Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a Contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

State and Local Tax Considerations. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to Contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Prospective purchasers of the Contract should consult a financial consultant, tax advisor or legal counsel to discuss the any state or local taxation questions.

Non-Resident Aliens. Generally, income that is payable to a non-resident alien is subject to federal income tax at a rate of 30%.  Nationwide is required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

•	Provide Nationwide with a properly completed withholding Contract claiming the treaty benefit of a lower tax rate or exemption from tax; and

•	Provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another exemption from the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

•	the distribution is connected to the non-resident alien’s conduct of business in the United States;

•	the distribution is includable in the non-resident alien’s gross income for United States federal income tax purposes; and

•	provide Nationwide with a properly completed withholding Contract claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28%, if a correct taxpayer identification number is not provided.

We can provide no assurances, in the event the Internal Revenue Service was to challenge the foregoing treatment that a court would agree with the foregoing interpretations of the law.  You should consult with your independent tax and legal advisors before purchasing the Contract.

Payment of the Fee.

If you pay the Fee for a Qualified Contract issued to your IRA Account from other assets in your IRA Account, that payment will not be a “distribution” from your IRA Account under the Code. If you pay the Fee for a Qualified Contract from other assets held outside your IRA Account, the Fee may have tax consequences and also be treated as an additional contribution to your IRA Account. You should consult a tax advisor for further information.
Seek Tax Advice.

The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Contract in connection with an IRA Account should first consult a qualified tax advisor, with regard to the suitability of a Qualified Contract for the IRA Account.

PREMIUM TAXES

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes. Premium taxes will be deducted through the sale or transfer of assets in Your Account, or other agreed upon method, and delivered to us.  Some of these taxes are due when the Contract is issued; others are due when income payments begin or upon surrender. Premium taxes may be deducted from your Account Value when we are required to pay them or at a later time. Premium taxes generally range from 0% to 4%, depending on the state.

TAX FREE EXCHANGES

A 1035 exchange is not permitted into or from this Contract.

STATEMENTS

At least once a year prior to your Annuity Commencement Date, we will send you a statement containing information about your Guaranteed Lifetime Withdrawal Base. For more information, please contact us at the Home Office at the address and phone number on page 1 of this prospectus.

CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE INDIVIDUAL CONTINGENT IMMEDIATE ANNUITY CONTRACT

Nationwide Investment Services Corporation ("NISC"), acts as the national distributor of the Contracts sold through this prospectus.  NISC is registered as a broker-dealer under the Securities Exchange Act of 1934, and is a member of the Financial Industry Regulatory Authority ("FINRA").  NISC's address is One Nationwide Plaza, Columbus, Ohio 43215.  In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation.  NISC is a wholly owned subsidiary of Nationwide.

NISC does not sell Contracts directly to purchasers.  Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms.

NISC enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the Contracts through their registered representatives.  Their registered representatives are licensed as insurance agents by applicable state insurance authorities and appointed as agents of Nationwide in order to sell the Contracts.

For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions.  Nationwide offers these Contracts on a continuous basis; however no broker dealer is obligated to sell any particular amount of Contracts.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The latest Annual Report on Form 10-K for Nationwide has been filed with the Commission.  This report is incorporated by reference.  It contains additional information about Nationwide, including audited consolidated financial statements for Nationwide’s latest fiscal year.  Nationwide filed its Form 10-K on March 1, 2007 via Edgar File No. 002-64559.

If requested, Nationwide will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents). You can request these documents by contacting us:

In writing:                      Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522

By Telephone:                                1-800-848-6331

By the internet:                                http://www.nationwide.com/nw/investor-relations/index.htm

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this Prospectus and the organization of Nationwide, its authority to issue the Contracts under Ohio law, and the validity of the Contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.

EXPERTS

[To be filed by subsequent amendment.]

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be -permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DEFINITIONS

The following is a listing of defined terms.

Your Account — The account in which the assets in each investment portfolio owned by the Contract Owner(s) and covered under the Contract are held.

Fee or Guaranteed Lifetime Withdrawal Benefit Fee — The Fee periodically calculated and deducted from your Account Value or assessed through another means of payment pursuant to the terms of the Contract and while the Contract is in force.

Account Value — The value of the assets in the Your Account, as determined as of the close of business on a Valuation Day. For purposes of the Contract, once determined on a Valuation Day, the Account Value does not change until the next Valuation Day.

Additional Deposit(s) — Payments made by you and applied to Your Account after the Contract is issued.

Advisors — Investment advisors who act as the primary contact for Your regarding Your Account.

Annuitant— The person whose age is used to determine when Guaranteed Lifetime Withdrawals can be made without lowering the Guaranteed Lifetime Withdrawal Base.

Annuity — Benefits to be provided in the form of a series of payments for the life of the Annuitant as determined under the terms of the Contract.

Annuitization Date - The date your Contract annuitizes and annuity payments begin. Also known as the date the Payout Phase begins.

Annuity Commencement Date - When you purchase your Contract, this is the date that annuity income payments are scheduled to begin.

Contract – The legal agreement between you and Nationwide.  The Contract document contains critical information specific to your contingent immediate annuity, including any endorsements or riders.

Contract Anniversary - The anniversary of the date we issue your Contract.

Contract Owner or you - The person, entity and/or joint Contract Owner that maintains all rights under the Contract, including the right to direct who receives income payments.

Contract Year - The one-year period starting on the date we issue the Contract and each Contract Anniversary thereafter.

Code — The Internal Revenue Code of 1986, as amended.

Date of Issue - The date the first purchase payment is applied to the Contract.

Early Withdrawal — Any withdrawal prior to the contract year in which you turn age 65.

Excess Withdrawal — The portion of all Withdrawals during a Contract Year that is in excess of the Withdrawal Guarantee after you attain age 65.

Eligible Withdrawal Start Date – The date when you can begin taking withdrawals from Your Account without also decreasing your Guaranteed Lifetime Withdrawal Base.  It is age 65.

General Account - An account that includes our company assets, which are available to our creditors.

Guaranteed Lifetime Withdrawal Amount - The guaranteed amount you can withdraw from Your Account before the next Contract Anniversary without reducing the Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one year to the next.

Guaranteed Lifetime Withdrawal Base - The amount upon which your Guaranteed Lifetime Withdrawal Amount is calculated.  The base may increase at every Contract Anniversary based on the terms and conditions in this prospectus.

Home Office — Our Home Office that is located at the address shown on the cover page of the prospectus.

Individual Retirement Account - An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Individual Retirement Annuity or IRA - An annuity Contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

Joint Contract Owner — The person whose age, together with the other Contract Owner’s age, determines the Withdrawal Guarantee under each Contract. Joint Contract Owners must be Spouses as recognized under applicable Federal law.

Maximum Annuity Age — The maximum age of the Contract Owner as specified in the Contract when we will begin making annuity payments to you in accordance with the Guaranteed Lifetime Withdrawal Amount provision of the Contract.

Minimum Amount — The greater of the Withdrawal Guarantee and the minimum Account Value set forth in the Contract.

Nationwide, we or our - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment as an IRA, Roth IRA, SEP IRA or Simple IRA.

Qualified Account — An account listed under the Qualified Accounts provision receiving special tax treatment under the Code.

Roth IRA - An annuity Contract which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC - Securities and Exchange Commission.

SEP IRA- An annuity Contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Securities Act — The Securities Act of 1933, as amended.

Simple IRA - An annuity Contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Spouses — Legally married under applicable Federal law.

Total Additional Deposits — The sum of the initial Account Value on the day your Contract was issued plus any Additional Deposits.

Valuation Date - Each day the New York Stock Exchange is open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current net asset value of accumulation units or annuity units might be materially affected.  Values of Your Account are determined as of the close of the New York Stock Exchange, which generally closes at 4:00 p.m. Eastern Time, but may close earlier on certain days and as conditions warrant.

Valuation Period - The period of time commencing at the close of a valuation date and ending at the close of the New York Stock Exchange for the next succeeding valuation date, except for days that Your Account’s corresponding portfolio does not value its shares.

Withdrawal Guarantee Factor — A factor used in the calculation of the Withdrawal Guarantee as shown on the tables located on the Contract.

You - In this prospectus, “you” means the Contract Owner and/or joint Contract Owner.

1940 Act — The Investment Company Act of 1940, as amended.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

Not Applicable

Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$39.30
Estimated Cost of printing and engraving	$25,000
Estimated Legal fees	$20,000
Estimated Accounting fees	$9,600
Estimated Mailing fees	$25,000

Item 15.                      Indemnification of Directors and Officers

Ohio's General Corporation Law expressly authorizes and Nationwide’s Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:

o	any threatened, pending or completed civil action, suit or proceeding;

o	any threatened, pending or completed criminal action, suit or proceeding;

o	any threatened, pending or completed administrative action or proceeding;

o	any threatened, pending or completed investigative action or proceeding; ,

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.

Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court’s determination if, in the opinion of Nationwide’s counsel, the matter has been settled by controlling precedent.

However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.

Item 16.                      Exhibits and Financial Schedules

 (a)           Exhibits                      Description

1	Underwriting Agreement – to be filed by subsequent amendment.

2	None.

4	Individual Annuity Contract – To be filed by subsequent amendment.

5	Opinion Regarding Legality – Attached hereto.

8	None.

10	None.

11	None.

12	None.

13	None.

15	None.

16	None.

23(i)	Consent of Independent Registered Public Accounting Firm. – To be filed by subsequent amendment.

23(ii)	Consent of Counsel – See Exhibit 5.

24	Power of Attorney – Attached hereto.

25	None.

26	None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of Contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

  The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 10th of March, 2008.

NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)

By: /s/ JEANNY V. SIMAITIS
Jeanny V. Simaitis, Esq.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

W. G. JURGENSEN
W. G. Jurgensen, Director and Chief Executive Officer
ARDEN L. SHISLER
Arden L. Shisler, Chairman of the Board
JOSEPH A. ALUTTO
Joseph A. Alutto, Director
JAMES G. BROCKSMITH, JR.
James G. Brocksmith, Jr., Director
KEITH W. ECKEL
Keith W. Eckel, Director
LYDIA M. MARSHALL
Lydia M. Marshall, Director
DONALD L. MCWHORTER
Donald L. McWhorter, Director
MARTHA MILLER DE LOMBERA
Martha Miller de Lombera, Director
DAVID O. MILLER
David O. Miller, Director
JAMES F. PATTERSON
James F. Patterson, Director
GERALD D. PROTHRO
Gerald D. Prothro, Director
ALEX SHUMATE
Alex Shumate, Director
By /s/ JEANNY V. SIMAITIS
Jeanny V. Simaitis
Attorney-in-Fact